Exhibit 99

CONTACT:

The Boyds Collection, Ltd.

Joseph E. Macharsky, Chief Financial Officer

717-633-9898 x2151

FOR IMMEDIATE RELEASE

THE BOYDS COLLECTION REPORTS

2004 THIRD QUARTER FINANCIAL RESULTS

— 2004 Third Quarter Earnings Per Share Increases to $.08 from $.04 in 2003 —

Gettysburg, PA, October 28, 2004 — The Boyds Collection, Ltd. (NYSE: FOB) today announced its financial results for the third quarter and first nine months of 2004, ended September 30, 2004.

Third Quarter Results

In the third quarter of 2004, net sales were $32.8 million compared to $31.5 million in the third quarter of 2003.

Wholesale net sales in the third quarter were $28.7 million, an increase of $2.4 million, or 9%, from $26.3 million in the third quarter of 2003.  At the end of the third quarter, bookings (cancelable orders) were up 1% compared to last year’s bookings, marking an improvement from negative 3-5% in the first quarter and negative 8% in the second quarter of 2004, respectively.   Wholesale net sales were positively impacted by the increased sales of product uniquely designed for individual retailers and continued progress with giftable product, specifically our message bear and NASCAR lines.

In the Retail segment, net sales were $4.1 million in the third quarter of 2004 compared to $5.2 million in the third quarter of 2003. This decrease of $1.1 million, or 21%, is attributable to lower customer traffic levels stemming in part from a decline tourist traffic to Gettysburg and increased sales in 2003 from the 1st anniversary celebration of the Gettysburg store.

Net income was $4.5 million, or $0.08 per diluted share, in the third quarter of 2004 compared to $2.5 million, or $0.04 per diluted share, in the comparable 2003 period. The dollar increase can be attributed to the increase in sales, a $1.9 million decrease to the reserve for obsolete inventory which was partially offset by a $0.9 million charge to startup the new telesales operation.

Jan L. Murley, Chief Executive Officer, said, “Boyds continues to take decisive action to improve our performance and capitalize on the early success of  initiatives to build our brand by offering new and unique products at appropriate price points to a broader range of consumers.  Most notably, in the third quarter, we were able to deliver an increase in our wholesale sales despite continued challenging conditions  in the retail and gift and collectible sectors.  While this is encouraging, we continue to have significant work to do to make Boyds stronger and more profitable.”

“Our recently announced sales organization restructuring will be a substantial step to this end, as it allows us to increase the high level of service to our network of small, independent retailers, while ensuring that our cost structure is aligned with market demand.  This change combined with the realignment of our National Accounts group, which took place in January of this year, will position the Company to be more flexible and to communicate more effectively and efficiently with each customer in our portfolio.  We expect this restructuring to deliver $3 million in net annualized cost savings, which coupled with the debt refinancing now underway at Boyds, will allow us to bolster our financial strength now and for the future.”

Ms. Murley continued, “As we implement these initiatives, we are also focused on increasing sales at our first Boyds Bear Country™ in Gettysburg, Pennsylvania, as well as preparing for the continued roll-out of our retail concept to larger markets throughout the U.S.  Our next stop is the Grand Opening of our Pigeon Forge, Tennessee store next week, which will bring the Boyds brand to a community that welcomes 11 million visitors each year.”

Nine-Month Period Results

In the first nine months of 2004, net sales were $81.8 million compared to $91.1 million in the first nine months of 2003. Wholesale net sales in the first nine months were $72.0 million, a decrease of $8.0 million, or 10%, from $80.0 million in the first nine months of 2003. Wholesale net sales have been impacted by the decline in collectible plush product demand during the first and second quarters, which were partially offset by the increases in the demand for giftable plush and custom plush product.  Retail net sales were $9.8 million in the first nine months of 2004 compared to $11.1 million for the first nine months of 2003.  This decrease of $1.3 million, or 12%, was driven by slower tourist traffic in the Gettysburg area and increased sales in 2003 from the 1st anniversary celebration of the Gettysburg store.

Net income was $7.8 million, or $0.13 per diluted share, in the first nine months of 2004 compared to $12.7 million, or $0.21 per diluted share, in the first nine months of 2003. The dollar decline and the decline in the percentage of net sales was due primarily to the decline in sales, increased licensed product royalties, and increased costs in the first six months of 2004 associated with fully staffing the national sales force..

Cash provided by operations in the first nine months of 2004 was approximately $8.9 million compared to $22.3 million in the first nine months of 2003.  In the first nine months of 2004, the Company repaid approximately $17.5 million of debt and invested approximately $12.0 million of cash in property and equipment mainly attributable to our new store in Pigeon Forge, Tennessee. In the nine months ended September 30, 2003, the Company repaid approximately $18.3 million of debt and invested approximately $1.1 million of cash in property and equipment.

Wholesale Business:  Building on Improved Sales Trend

“Our foremost priority in order to grow sales and profits at Boyds is to ensure that we are offering the right products, in the right places, and at the right time. Indeed, we are seeing some progress to this end.  Our newer, more giftable products, including our NASCAR and  Naughty ‘N Nice, and our more collectible Heart-to-Heart line, are being well received, and we have made some strides in increasing our presence in larger, higher traffic channels.”

“Looking ahead, working with our new Vice President of Sales Michael Prager, our objective is to build on this early success by focusing on the expansion of our National Account Business while continuing to grow the base of our traditional network of independent retailers.  We feel confident that our focused sales strategy will allow us to achieve this objective, while ensuring that we are best allocating our resources.”

Retail Business:  Pigeon Forge, TN Store Opens Friday, November 5th

Ms. Murley continued, “In our retail business, reduced visitor traffic to Gettysburg has impacted on our sales in the third quarter. To address this, we are working to better market to our collectors and new guests through an enhanced focus on special events and exclusive product promotions at Boyds Bear Country™ as well as broadening our marketing outreach in order to increase the flow of visitors to our store.”

“That said, we are pleased with the impact Boyds Bear Country™ Gettysburg has had in increasing awareness of our brand over the past two years.  Indeed, Gettysburg welcomes approximately 1.8 million visitors each year, and our store quickly has become a popular destination. Consistent with our focus on bringing our brand to high-traffic, family-oriented tourist locations, we are looking forward to the opening of our new Pigeon Forge store, which coincides with Pigeon Forge’s Annual Winterfest celebration.  We are particularly pleased that the store will be open throughout the holiday selling season, a high tourism period for Pigeon Forge, which receives 11 million visitors per year.”

NYSE Closing Bell Ringing Today, in Celebration of Boyds’ 25th Anniversary

“All of the strategic changes we are making today are designed to capitalize on the strong appeal that the Boyds brand has built for the past quarter century. We look forward to commemorating our 25th anniversary today when we ring the closing bell at The New York Stock Exchange, where our stock has been listed since 1999,” Ms. Murley said.

About The Boyds Collection

The Boyds Collection, Ltd. is a leading designer and manufacturer of unique, whimsical and “Folksy With AttitudeSM” gifts and collectibles, known for their high quality and affordable pricing.  The Company sells its products through a large network of retailers, as well as at Boyds Bear Country™ in Gettysburg, Pennsylvania — www.boydsbearcountry.com — “the world’s most humungous teddy bear store.” Founded in 1979, the Company was acquired by Kohlberg Kravis Roberts & Co. (KKR) in 1998 and is traded on the NYSE under the symbol FOB.  Information about Boyds can be found at www.boydsstuff.com.

Any conclusions or expectations drawn from the statements in this press release concerning matters that are not historical corporate financial results are “forward-looking statements” that involve risks and uncertainties. Sales patterns have historically varied in number, mix and timing, and there can be no assurance that the sales estimates will be accurate or that the sales trend year-to-date will continue. Other factors, including retail inventory levels, consumer demand, product development efforts, completion of third party product manufacturing, dealer reorders and order cancellations, control of operating expenses, corporate cash flow application, and industry, general economic, regulatory and international trade conditions, can significantly impact the Company’s estimated and actual sales and earnings. Actual results may vary materially from estimates and other forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements.

Webcast Information:

The Boyds Collection has scheduled a live webcast today to discuss its financial results for the  third quarter and first nine months of 2004.  To access the webcast, please visit the Investor Relations section of www.boydsstuff.com.  The webcast will begin at 9:30 a.m. Eastern Time today.  A replay of the webcast will be available on the site through 8:00 p.m. on

— TABLES FOLLOW —

THE BOYDS COLLECTION, LTD.

CONDENSED STATEMENT OF OPERATIONS AND EARNINGS PER SHARE DISCLOSURES

(in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Net Sales
Wholesale	$28.7	$26.3	$72.0	$80.0
Retail	4.1	5.2	9.8	11.1
Total	32.8	31.5	81.8	91.1
Gross Profit	19.9	18.3	49.6	56.5
Selling, General & Administrative Expenses	11.6	11.3	33.2	29.9
Income from Operations	8.3	7.0	16.4	26.6
Other Income (Expense)	0.1	(0.2)	—	(0.3)
Interest Expense - Net	1.1	1.4	3.3	4.4
Income before Provision for Income Taxes	7.3	5.4	13.1	21.9
Provision for Income Taxes	2.8	2.9	5.3	9.2
Net Income	4.5	2.5	7.8	12.7

Net Income per Share	$0.08	$0.04	$0.13	$0.21
Weighted Average Shares Outstanding	59.0	59.1	59.0	59.1

Net Income per Share, assuming dilution	$0.08	$0.04	$0.13	$0.21
Weighted Average Shares Outstanding, assuming dilution	59.0	59.1	59.0	59.2

THE BOYDS COLLECTION, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2003 and September 30, 2004

(Unaudited)

	December 31,	September 30,
	2003	2004
	(in thousands)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,173	$27
Accounts receivable, net	8,174	19,994
Inventory - primarily finished goods, net	9,404	13,039
Inventory in transit	3,653	2,220
Other current assets	932	917
Income taxes receivable	1,964	—
Deferred income taxes	21,047	21,047
Total current assets	49,347	57,244

PROPERTY AND EQUIPMENT - NET	21,726	32,427

OTHER ASSETS:
Deferred debt issuance costs	961	720
Deferred tax asset	147,997	142,838
Other assets	2,923	2,982
Total other assets	151,881	146,540

TOTAL ASSETS	$222,954	$236,211

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,514	$6,811
Accrued expenses	5,452	6,133
Income tax payable	—	705
Interest payable	626	1,394
Current portion of long-term debt	14,000	41,000
Total current liabilities	22,592	56,043

LONG-TERM DEBT	62,392	34,392

TOTAL STOCKHOLDERS’ EQUITY:	137,970	145,776

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$222,954	$236,211